Exhibit 4.11

Villkor för teckningsoptioner i Vicore Pharma Holding AB (publ), serie Board RSU 2026
Terms and conditions for warrants in Vicore Pharma Holding AB (publ), series Board RSU 2026

1.	Definitioner/Definitions

I dessa villkor ska följande benämningar ha den innebörd som anges nedan.
The following terms and conditions shall have the following meaning when used herein.

"Aktie"/ "Share"	avser samtliga vid var tid utgivna aktier i Bolaget, means each share in the Company issued and outstanding from time to time;

"Aktiebolagslagen"/ "Swedish Companies Act"	avser aktiebolagslagen (2005:551), i vid var tid gällande lydelse, means the Swedish Companies Act (2005:551), as amended from time to time;

"Bank"/ "Bank"

avser den bank eller kontoförande institut som Bolaget använder för åtgärder relaterade till Teckningsoptionerna,

means the bank or account operator that the Company uses for actions related to the Warrants;

"Bankdag"/ "Business Day"

avser dag som inte är söndag eller annan allmän helgdag och på vilken svenska banker är öppna för allmänheten,

means a day that is not a Sunday or other public holiday and on which Swedish banks are open to the general public;

"Bolaget"/ "Company"	avser Vicore Pharma Holding AB (publ), org.nr 556680-3804, means Vicore Pharma Holding AB (publ), reg. no. 556680-3804;

"Euroclear"/ "Euroclear"

avser Euroclear Sweden AB eller annan värdepapperscentral enligt lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument,

means Euroclear Sweden AB or other central securities depository (Sw. värdepapperscentral) in accordance with the Swedish Central Securities Depositories and Financial Instrument Accounts Act (1998:1479).

"Optionsinnehavare"/ "Warrant Holder"	avser innehavare av Teckningsoptioner, means a holder of Warrants;

"Teckning"/ "Subscription"

avser teckning av Aktier genom utnyttjande av Teckningsoptioner enligt 14 kap. Aktiebolagslagen,

means subscription for Shares by exercising Warrants in accordance with Ch. 14 of the Swedish Companies Act;

"Teckningskurs"/ "Subscription Price"	avser den kurs till vilken Teckning av nya Aktier genom utnyttjande av Teckningsoption kan ske, means the price at which Subscription of new Shares, by exercising a Warrant, can be made;

"Teckningsoption"/ "Warrant"	avser rätt att teckna en Aktie mot betalning i pengar enligt dessa villkor, means a right to subscribe for one new Share against cash payment in accordance with these terms and conditions;

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

2.	Teckningsoptioner och registrering/Warrants and registration

2.1.	Antalet Teckningsoptioner uppgår till sammanlagt högst 1 185 000. The number of Warrants amounts to a maximum of 1,185,000 in total.

2.2.	Bolaget ska på begäran av Optionsinnehavare utfärda teckningsoptionsbevis ställda till viss man eller order, representerande en Teckningsoption eller multiplar därav. Bolaget verkställer på begäran av Optionsinnehavare utbyte och växling av teckningsoptionsbevis.
The Company shall, upon request from a Warrant Holder, issue warrant certificates payable to a certain person or order, each representing one Warrant or multiples thereof. The Company will effect exchanges and conversions of Warrant certificates upon request from a Warrant Holder.

2.3.	Bolagets styrelse ska äga rätt att fatta beslut om att Teckningsoptionerna ska registreras av Euroclear i ett avstämningsregister enligt lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument. För det fall sådant beslut inte fattats ska vad som stadgas i punkterna 2.4–2.7 nedan inte gälla. För det fall sådant beslut fattats ska vad som stadgas i punkterna 2.4–2.7 nedan gälla istället för vad som stadgas i punkt 2.2 ovan.
The Company's board of directors is entitled to resolve that the Warrants shall be registered with Euroclear in a securities register pursuant to the Swedish Central Securities Depositories and Financial Instruments Accounts Act (1998:1479). In case such a resolution is not passed, what is stated in sections 2.4–2.7 below shall not apply. In case such a resolution is passed, what is stated in sections 2.4–2.7 below shall apply instead of what is stated in section 2.2 above.

2.4.	Optionsinnehavare ska, efter det att beslut enligt punkt 2.3 fattats, på Bolagets anmaning vara skyldig att omedelbart till Bolaget eller Euroclear inlämna samtliga teckningsoptionsbevis representerande Teckningsoptioner samt meddela Bolaget erforderliga uppgifter om värdepapperskonto på vilket Optionsinnehavarens Teckningsoptioner ska registreras enligt nedan.
A Warrant Holder shall, after a resolution according to section 2.3 has been passed, upon the Company's request be obliged to immediately submit to the Company or Euroclear all the warrant certificates representing the Warrants and supply the Company with the necessary information on the securities account in which the Warrant Holder's Warrants shall be registered according to the below.

2.5.	Teckningsoptionerna ska registreras av Euroclear i ett avstämningsregister enligt lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument, till följd varav inga fysiska värdepapper ska utges.
The Warrants shall be registered by Euroclear in a securities register pursuant to the Swedish Central Securities Depositories and Financial Instruments Accounts Act (1998:1479) and consequently no physical securities will be issued.

2.6.	Teckningsoptionerna registreras för Optionsinnehavarens räkning på konto i Bolagets avstämningsregister. Registreringar avseende Teckningsoptionerna ska ombesörjas av Banken.
The Warrants are registered on an account in the Company's central securities depository register on behalf of the Warrant Holder. Registrations relating to the Warrants shall be made by the Bank.

2.7.	För det fall Bolagets styrelse fattat beslut enligt punkt 2.3 ovan, ska styrelsen därefter vara oförhindrad att, med de begränsningar som må följa av lag eller annan författning, fatta beslut om att Teckningsoptionerna inte längre ska vara registrerade av Euroclear i ett avstämningsregister. För det fall sådant sistnämnt beslut fattats ska vad som stadgas i punkt 2.2 ovan gälla istället för vad som stadgas i punkterna 2.4–2.6 ovan.
In the event that the Company's board of directors has passed a resolution in accordance with section 2.3 above, the board of directors will be free to resolve, within the restrictions that may follow from law or other regulations, that the Warrants shall no longer be registered by Euroclear in a securities register. If such a resolution is passed, what is stated in section 2.2 above shall apply instead of what is stated in sections 2.4–2.6 above.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

3.	Rätt att teckna nya Aktier/Right to subscribe for new Shares

3.1.	Optionsinnehavare ska ha rätt att under perioden från och med registrering av teckningsoptionerna hos Bolagsverket fram till och med den 15 juni 2036, eller den tidigare dag som följer av punkt 8 nedan eller av bestämmelser enligt teckningsoptionsavtal, för varje Teckningsoption teckna en (1) ny Aktie. Teckningskursen per Aktie ska motsvara aktiens kvotvärde.
During the period as from and including the day of registration of the warrants with the Swedish Companies Registration Office up until and including 15 June 2036, or the earlier date set forth in section 8 below or by provisions according to warrant agreement, Warrant Holders shall be entitled to subscribe for one (1) new Share for each Warrant. The Subscription Price per Share shall correspond to the share's quota value.

3.2.	Teckningskursen, liksom antalet Aktier som varje Teckningsoption ger rätt att teckna, kan bli föremål för justering i de fall som anges i punkt 8 nedan. Teckningskursen får dock aldrig understiga Aktiens kvotvärde.
The Subscription Price as well as the number of Shares which each Warrant entitles the Warrant Holder to subscribe for, may be subject to adjustment in cases specified in section 8 below. The Subscription Price may, however, never be less than the Share's quota value.

3.3.	Om en Optionsinnehavare är förhindrad att teckna Aktier under den period som anges i punkt 3.1 på grund av bestämmelser i EU:s marknadsmissbruksförordning (596/2014/EU), lag (2016:1307) om straff för marknadsmissbruk på värdepappersmarknaden, lag (2016:1306) med kompletterande bestämmelser till EU:s marknadsmissbruksförordning eller annan på Bolaget tillämplig insiderlagstiftning ska Bolaget äga rätt att medge att sådan Optionsinnehavare istället får teckna Aktier så snart denne inte längre är förhindrad att göra det, dock senast trettio kalenderdagar efter att sådant hinder har upphört.
If a Warrant Holder is prevented from subscribing for Shares during the period set out in section 3.1 due to provisions under the EU market abuse regulation (596/2014/EU), the Swedish Securities Market Abuse Penal Act (2016:1307), the Swedish Act with Supplementary Provisions to the EU Market Abuse Regulation (2016:1306) or other insider regulation applicable to the Company, the Company may instead permit such Warrant Holder to subscribe for Shares as soon as the Warrant Holder is no longer prevented from doing so, however no later than thirty calendar days after such prevention has ceased.

3.4.	Teckning kan endast ske av det hela antal Aktier till vilka de Teckningsoptioner som Optionsinnehavaren önskar utnyttja berättigar. Vid Teckning ska bortses från eventuell överskjutande del av Teckningsoption, som inte kan utnyttjas.
Subscription can only be made for the full number of Shares exercisable under the Warrants, that the Warrant Holder would like to exercise. At Subscription any excess portion of the Warrant which can not be exercised shall be disregarded.

4.	Teckning/Subscription

4.1.	Teckning sker genom att Optionsinnehavaren enligt fastställt formulär skriftligen tecknar Aktier, varvid ska anges det antal Aktier som tecknas. Teckning är bindande och kan inte återkallas.
Subscription is made by the Warrant Holder subscribing for the Shares, in writing, in accordance with an established form, indicating the number of Shares that are subscribed for. Subscription is binding and may not be revoked.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

4.2.	Sker inte Teckning inom i punkt 3.1 angiven tid, upphör all rätt enligt Teckningsoptionerna att gälla.
If Subscription is not made within the period set forth in section 3.1, any and all rights pursuant to the Warrants shall expire.

4.3.	Vid sådan Teckning ska, för registreringsåtgärder, skriftlig och ifylld teckningssedel enligt fastställt formulär inges till Bolaget eller den Bolaget anvisar. I förekommande fall ska Optionsinnehavaren samtidigt överlämna till Bolaget teckningsoptionsbevis representerade det antal Teckningsoptioner som anmälan om Teckning avser.
Such Subscription shall, for registration purposes, be made in a written notification on a specified form to the Company or to whom the Company assign. The Warrant Holder shall, where applicable, simultaneously submit to the Company the warrant certificates representing the number of Warrants that the notification concerns.

5.	Betalning för ny Aktie/Payment for new Share

Vid Teckning ska betalning erläggas genast för det antal Aktier som Teckningen avser. Betalning ska ske kontant till ett av Bolaget anvisat bankkonto.
At Subscription, payment for the number of Shares relating to the Subscription shall be made immediately. Payment shall be made, in cash, to an account designated by the Company.

6.	Införande i aktieboken/Registration in the share register

Efter Teckning verkställs tilldelning genom att de nya Aktierna upptas i Bolagets aktiebok såsom interimsaktier. Sedan registrering hos Bolagsverket och Euroclear ägt rum blir registreringen på avstämningskonto slutgiltig. Som framgår av punkterna 7 och 8 nedan senareläggs i vissa fall tidpunkten för sådan slutlig registrering.
After Subscription allotment will be effected by the new Shares being registered in the Company's share register as interim shares. The registration on the central securities depository account will be final after the registrations with the Swedish Companies Registration Office and Euroclear are final. As stated in sections 7 and 8 below, such final registration may be postponed in certain cases.

7.	Utdelning på ny Aktie m.m./New Shares' right to dividends etc.

Teckning som görs på sådan tid att den inte kan verkställas senast på tionde kalenderdagen före avstämningsdag för utdelning som beslutats av eller föreslagits Bolagets bolagsstämma samma år, verkställs först efter avstämningsdagen för utdelning. Aktier, som tillkommit på grund av Teckning som verkställs efter avstämningsdagen för utdelning, upptas interimistiskt på avstämningskonto, vilket innebär att de inte har rätt att erhålla utdelning.
Subscription made at such time that it can not be effected at the latest on the tenth calendar day preceding the record date for a dividend approved by or proposed to the general meeting that year, will be executed only after the dividend record date. Shares which have been issued due to Subscription effected after the dividend record date, will be temporarily registered in the central securities depository account, which means that they are not entitled to receive dividends.

8.	Omräkning av Teckningskursen m.m./Adjustment of Subscription Price etc.

Beträffande den rätt som ska tillkomma Optionsinnehavare vid de bolagshändelser som anges nedan ska följande gälla:
With respect to the rights that may accrue to Warrant Holders in the case of the corporate events set out below, the following shall apply:

8.1.	Tillvägagångssätt/Procedure

8.1.1.	Omräkning ska göras av Bolaget enligt punkt 8.2 nedan. The recalculations shall be made by the Company in accordance with section 8.2 below.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

8.1.2.	Skulle Optionsinnehavaren inte vara överens med Bolaget om en justering av villkoren genom omräkning enligt punkt 8.2 nedan, ska Optionsinnehavaren ha rätt att begära ett oberoende fastställande av en lämplig justering enligt vad som anges nedan.
Should the Warrant Holder not agree on an adjustment of these terms and conditions by recalculation in accordance with section 8.2 below, the Warrant Holder shall have the right to request an independent determination of the appropriate adjustment as set out below.

(a)	Såvida inte Bolaget och den Optionsinnehavaren som begärt justering av villkoren, inom trettio (30) dagar från det att begäran om ett oberoende fastställande framställdes, har enats om en kvalificerad expert (härefter kallad "Experten"), ska Stockholms Handelskammare, efter begäran av Optionsinnehavaren, utnämna en Expert. En sådan utnämning ska vara slutlig och bindande för Optionsinnehavaren och för Bolaget.
Unless the Company and the Warrant Holder requesting the adjustment of these terms and conditions, within thirty (30) days from the request for independent determination, have agreed on a qualified expert (hereinafter referred to as the "Expert"), the Stockholm Chamber of Commerce shall, at the request of the requesting Warrant Holder, appoint an Expert. such appointment shall be final and binding on the Warrant Holder and the Company.

(b)	Experten ska självständigt beakta den inträffade händelsen och dess inverkan på Teckningsoptionerna och/eller Aktierna och/eller Optionsinnehavaren. Experten har rätt att erhålla värdering eller övrig assistans från annan ansedd utomstående part efter instruktioner av Experten.
The Expert shall independently consider the event that occurred and its effect on the Warrants and/or Shares and/or the Warrant Holder. In doing this, the Expert may obtain a valuation or other assistance from a reputable third party instructed by the Expert.

(c)	Experten ska fastställa en lämplig omräkning i enlighet med dessa villkor för att till fullo kompensera Optionsinnehavaren för varje utspädning och annan negativ påverkan. Experten ska så långt möjligt tillämpa de omräkningsprinciper som följer av punkt 8.2 och/eller av andra för ändamålet relevanta bestämmelser i dessa villkor för Teckningsoptioner och/eller i s.k. teckningsoptionsägaravtal avseende innehav av Teckningsoptioner, Aktier och/eller andra rättigheter i Bolaget.
The Expert shall decide on the appropriate adjustments in accordance with these terms and conditions in order to fully compensate the Warrant Holder for any dilution and other adverse effects. The Expert shall as far as possible apply the adjustment principles set out in section 8.2 and/or any other relevant provisions of these terms and conditions and/or any Warrant Holder agreement regarding the holding of Warrants, Shares and/or any other interests in the Company.

(d)	Experten ska avge sitt beslut inom trettio (30) dagar räknat från den dag då denne tillsattes. The Expert shall render his/her decision within thirty (30) days from the date when he/she was appointed.

(e)	Expertens beslut ska vara slutligt bindande för Bolaget och för samtliga Optionsinnehavare. The Expert's decision shall be final and binding on the Company and all Warrant Holders.

(f)	Ersättningen för Expertens kostnader och skälig ersättning till denne ska delas lika mellan Bolaget och den Optionsinnehavare som begär justering.
The costs incurred by, and reasonable remuneration to, the Expert shall be divided equally between the Company and the Warrant Holder requesting the adjustment.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

8.2.	Omräkning/Recalculations

8.2.1.	En omräkning av det antal Aktier som varje Teckningsoption ger rätt att teckna ska utföras om Teckning verkställs efter beslut om sådana bolagshändelser som anges i punkterna 8.2.2–8.2.21 nedan.
A recalculated number of Shares which every Warrant confers the right to subscribe for, shall be made if Subscription is executed following a resolution on such corporate events as set in sections 8.2.2–8.2.21 below.

8.2.2.	Fondemission/Bonus Issue

Genomför Bolaget en fondemission ska Teckning – där anmälan om Teckning görs på sådan tid att den inte kan verkställas senast på tionde kalenderdagen före bolagsstämma som beslutar om emissionen – verkställas först sedan stämman beslutat om denna. Aktier, som tillkommit på grund av Teckning verkställd efter emissionsbeslutet, registreras interimistiskt på avstämningskonto, vilket innebär att Optionsinnehavaren inte har rätt att deltaga i emissionen. Slutlig registrering på avstämningskonto sker först efter avstämningsdagen för fondemissionen.
In the event the Company carries out a bonus issue, Subscription shall – where notice of Subscription is made at such time that it cannot be effected at the latest on the tenth calendar day prior to the shareholders' meeting which resolves upon the issue – be effected only after the shareholders' meeting has resolved to carry out the bonus issue. Shares which is issued as a consequence of Subscription executed after such a resolution shall be registered on an interim basis in the central securities depository account and do not entitle the Warrant Holder to participate in the issue. Final registration in the central securities depository account shall take place only after the record date for the bonus issue.

Vid Teckning som verkställs efter beslutet om fondemission tillämpas en omräknad Teckningskurs liksom en omräkning av det antal Aktier som varje Teckningsoption berättigar till Teckning av. Omräkningarna utförs av Bolaget enligt följande formler:
In conjunction with Subscription effected after the resolution to carry out the bonus issue, a re-calculated Subscription Price as well as a re-calculated number of Shares which each Warrant shall entitle to Subscribe for shall apply. The recalculations shall be made by the Company in accordance with the following formulas:

Omräknad Teckningskurs	=	Föregående Teckningskurs x antalet Aktier före fondemissionen
Antalet Aktier efter fondemissionen

Omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av	=	Föregående antal Aktier som varje Teckningsoption berättigar till Teckning av x antalet Aktier efter fondemissionen
Antalet Aktier före fondemissionen
Re-calculated Subscription Price	=	Previous Subscription Price x number of Shares prior to the bonus issue
Number of Shares following the bonus issue

Re-calculated number of Shares that each Warrant entitles to Subscribe for	=	The previous number of Shares that each Warrant entitled to Subscribe for x number of Shares following the bonus issue
Number of Shares prior to the bonus issue

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Vid omräkning enligt ovanstående formler ska bortses från Aktier som innehas av Bolaget. Enligt ovan omräknad Teckningskurs och omräknat antal Aktier fastställs av Bolaget snarast möjligt efter bolagsstämmans beslut om fondemission, men tillämpas först efter avstämningsdagen för emissionen.
When recalculating in accordance with the above formulas, any Shares held by the Company shall be disregarded. The recalculated Subscription Price and number of Shares, recalculated in accordance with the above, shall be determined by the Company as soon as possible following the general meeting's resolution regarding the bonus issue, but will not be applied until after the record date for the issue.

8.2.3.	Sammanläggning eller uppdelning/Reverse split or split

Genomför Bolaget en sammanläggning eller uppdelning av Aktier ska punkt 8.2.2 ovan äga motsvarande tillämpning, varvid som avstämningsdag ska anses den dag då sammanläggning respektive uppdelning, på Bolagets begäran, sker hos Euroclear.
If the Company carries out a reverse share split or a share split, section 8.2.2 above shall apply correspondingly, whereby the record date shall be deemed to be the date on which the reverse share split or share split is effected by Euroclear upon request by the Company.

8.2.4.	Nyemission med företrädesrätt/New Share issue in accordance with the shareholders' preferential rights

Genomför Bolaget en nyemission – med företrädesrätt för aktieägarna att teckna nya Aktier mot kontant betalning eller kvittning – ska följande gälla beträffande rätten till deltagande i emissionen för Aktie som tillkommit på grund av Teckning med utnyttjande av Teckningsoption:
In the event the Company carries out a new issue of Shares – with preferential rights for shareholders to subscribe for new Shares in exchange for cash payment or payment through set-off of claims – the following shall apply with respect to the right to participate in the issue for Shares which are issued as a consequence of the Subscription through exercise of Warrants:

I.            Om Bolagets Aktier vid tidpunkten för emissionen inte är föremål för marknadsnotering, ska omräkning ske, dels av Teckningskursen, dels av det antal Aktier som varje Teckningsoption ger rätt att teckna i enlighet med denna punkt 8.2.4 angivna principer. Omräkningen ska utföras av Bolaget och ska ha som utgångspunkt att värdet på Teckningsoptionerna ska lämnas oförändrat.
If the Company's Shares are not listed at the time of the issuance, a recalculation of the Subscription Price and the number of Shares each Warrant entitles to subscribe for shall be adjusted in accordance with the principles set forth in this section 8.2.4. The recalculation shall be made by the Company and shall be made on the basis that the value of the Warrants shall remain unchanged.

II.           Om Bolagets Aktier vid tidpunkten för emissionen är föremål för marknadsnotering, ska följande gälla beträffande rätten att delta i emissionen:
If the Company's Shares are listed at the time of the issuance, the following shall apply with respect to the rights to participate in the new issue:

(i)            Beslutas emissionen av styrelsen under förutsättning av bolagsstämmans godkännande eller med stöd av bolagsstämmans bemyndigande, ska i beslutet anges den senaste dag då Teckning ska vara verkställd för att Aktie, som tillkommit genom Teckning, ska medföra rätt att delta i emissionen. Sådan dag får inte infalla tidigare än tionde kalenderdagen efter emissionsbeslutet.
Where the board of directors resolves to issue Shares subject to approval by the general meeting or in accordance with an authorization by the general meeting, the resolution to issue Shares shall set forth the last date on which Subscription through the exercise of Warrants shall be executed in order for Shares, which is issued as a consequence of Subscription, shall entitle the Warrant Holders to participate in the issue. Such date may not be earlier than ten calendar days following the resolution to issue Shares.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

(ii)           Beslutas emissionen av bolagsstämman, ska Teckning – som påkallas på sådan tid att Teckningen inte kan verkställas senast på tionde kalenderdagen före den bolagsstämma som beslutar om emissionen – verkställas först sedan Bolaget verkställt omräkning enligt denna punkt 8.2.4. Aktie, som tillkommit på grund av sådan Teckning, registreras interimistiskt på avstämningskonto, vilket innebär att de inte har rätt att delta i emissionen.
Where the general meeting has resolved upon the issue, the Subscription – for which notice for Subscription is made at such time that it cannot be effected on or before the tenth calendar day prior to the general meeting which decides upon the issue – shall be effected only after the Company has effected recalculation in accordance with this section 8.2.4. Shares which are issued as a consequence of such Subscription shall be registered on an interim basis in the central securities depository account and shall not entitle to participation in the issue.

Vid Teckning som verkställts på sådan tid att rätt till deltagande i nyemissionen inte uppkommer tillämpas en omräknad Teckningskurs liksom en omräkning av det antal Aktier som varje Teckningsoption berättigar till Teckning av. Omräkningarna utförs av Bolaget enligt nedan:
Where Subscription is made at such time that no right to participate in the new issue arises, a recalculated Subscription Price as well as a recalculated number of Shares which each Warrant entitles to subscribe for shall apply. Recalculations shall be made by the Company in accordance with the following formulas:

Omräknad Teckningskurs	=	Föregående Teckningskurs x Aktiens genomsnittliga aktiekurs under den i emissionsbeslutet fastställda teckningstiden (Aktiens genomsnittskurs)
Aktiens genomsnittskurs ökad med det på grundval därav framräknade teoretiska värdet på teckningsrätten

Omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av	=	Föregående antal Aktier som varje Teckningsoption berättigar till Teckning av x (Aktiens genomsnittskurs ökad med det på grundval därav framräknade teoretiska värdet på teckningsrätten)
Aktiens genomsnittskurs

Recalculated Subscription Price	=	The Subscription Price x the average share price of the Share during the subscription period set forth in the issue resolution (average price of Share)
The average price of Share increased by the theoretical value of the subscription right calculated on the basis thereof

Recalculated number of Shares that each Warrant entitles to Subscribe for	=	The previous number of Shares that each Warrant entitled to subscribe for x (the average price of Share increased by the theoretical value of the subscription right calculated on the basis thereof)
The average price of Share

Aktiens genomsnittskurs ska anses motsvara genomsnittet av det för varje handelsdag under teckningstiden framräknade medeltalet av den under dagen noterade högsta och lägsta betalkursen för Aktien enligt marknadsnotering. I avsaknad av notering av betalkurs ska i stället den som slutkurs noterade köpkursen ingå i beräkningen. Dag utan notering av vare sig betalkurs eller köpkurs ska inte ingå i beräkningen.
The average price of a Share shall be deemed to correspond to the average for each trading day during the subscription period of the calculated mean value of the highest and lowest price paid for the Share according to market quotation. In the absence of a quoted paid price, the bid price which is quoted as the closing price shall form the basis for the calculation. Days when no paid price or bid price is quoted, shall be excluded from the calculation.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Det teoretiska värdet på teckningsrätten framräknas enligt följande formel:
The theoretical value of the subscription right shall be calculated according to the following formula:

Teckningsrättens värde	=	Det antal nya Aktier som högst kan komma att utges enligt emissionsbeslutet x (Aktiens genomsnittskurs minus teckningskursen för den nya Aktien)
Antalet Aktier före emissionsbeslutet
The value of a subscription right	=	The maximum number of new Shares which may be issued pursuant to the issue resolution x (the average price of share minus the Subscription Price for the new Share)
The number of Shares prior to the issue resolution

Vid omräkning enligt ovanstående formel ska bortses från Aktier som innehas av Bolaget. Uppstår ett negativt värde, ska det teoretiska värdet på teckningsrätten bestämmas till noll.
When recalculating in accordance with the above formula, any Shares held by the Company shall be disregarded. If a negative value arises, the theoretical value of the subscription right shall be determined to be zero.

Enligt ovan omräknad Teckningskurs och omräknat antal Aktier ska fastställas av Bolaget två Bankdagar efter teckningstidens utgång och ska tillämpas vid Teckning, som verkställs därefter.
The recalculated Subscription Price and the recalculated number of Shares as set forth above shall be determined by the Company two Business days after the expiration of the subscription period and shall apply to Subscriptions executed thereafter.

Under tiden till dess att omräknad Teckningskurs och omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av fastställts, verkställs Teckning endast preliminärt, varvid det antal Aktier, som varje Teckningsoption före omräkning berättigar till Teckning av, upptas interimistiskt på avstämningskonto. Dessutom noteras särskilt att varje Teckningsoption efter omräkningar kan berättiga till ytterligare Aktier. Slutlig registrering på avstämningskontot sker sedan omräkningarna fastställts.
During the period until the recalculated Subscription Price and recalculated number of Shares that each Warrant entitles to subscribe for are determined, Subscription shall only be executed on a preliminary basis, whereupon the full number of Shares according to the not yet recalculated number of Shares will be registered in the central securities depository account on an interim basis. In addition, a special note shall be recorded to the effect that the Warrant may entitle the Warrant Holder to additional shares pursuant to the recalculated number of Shares. Final registration in the central securities depository account shall be effected following the determination of the recalculations.

8.2.5.	Nyemission av teckningsoptioner eller konvertibler med företrädesrätt/Issue of warrants and convertibles in accordance with the shareholders' preferential rights

Genomför Bolaget en emission enligt 14 kap. eller 15 kap. Aktiebolagslagen – med företrädesrätt för aktieägarna och mot kontant betalning eller genom kvittning – ska beträffande rätten till deltagande i emissionen för Aktie, som tillkommit på grund av Teckning med utnyttjande av Teckningsoption bestämmelserna i punkterna 8.2.4.I, och 8.2.4.II första stycket (i) och (ii) ovan äga motsvarande tillämpning.
Where the Company carries out an issue in accordance with Ch. 14 or Ch. 15 of the Swedish Companies Act – with preferential rights for the shareholders in exchange for cash payment or payment through set-off of claims – the provisions contained in sections 8.2.4.I, and 8.2.4.II first paragraph (i) and (ii), shall apply correspondingly, with respect to the right to participate in the issue for Shares that have been issued as a consequence of Subscription through exercise of the Warrant.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

I.            Om Bolagets Aktier eller teckningsrätter vid tidpunkten för emissionen inte är föremål för marknadsnotering, ska omräkning ske, dels av Teckningskursen, dels av det antal Aktier som varje Teckningsoption ger rätt att teckna i enlighet med denna punkt 8.2.5 angivna principer. Omräkningen ska utföras av Bolaget och ska ha som utgångspunkt att värdet på Teckningsoptionerna ska lämnas oförändrat.
Should the Company's Shares or subscription rights not be listed, at the time of the issuance, a recalculation of the Subscription Price and the number of Shares each Warrant entitles to subscribe for shall be adjusted in accordance with the principles set forth in this section 8.2.5. The recalculation shall be made by the Company and shall be made on the basis that the value of the Warrants shall remain unchanged.

II.           Om Bolagets Aktier eller teckningsrätter vid tidpunkten för emissionen är föremål för marknadsnotering, ska vid Teckning som verkställts på sådan tid att rätt till deltagande i emissionen inte uppkommer tillämpas en omräknad Teckningskurs liksom en omräkning av det antal Aktier som varje Teckningsoption berättigar till Teckning av. Omräkningarna utförs av Bolaget enligt följande formler:
Should the Company's Shares or subscription rights be listed at the time of the issuance, where Subscription is made at such time that no right to participate in the issue arises, a recalculated Subscription Price as well as a recalculated number of Shares which each Warrant entitles to Subscribe for shall be applied. Recalculations shall be made by the Company in accordance with the following formulas:

Omräknad Teckningskurs	=	Föregående Teckningskurs x Aktiens genomsnittliga aktiekurs under den i emissionsbeslutet fastställda teckningstiden (Aktiens genomsnittskurs)
Aktiens genomsnittskurs ökad med teckningsrättens värde

Omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av	=	Föregående antal Aktier som varje Teckningsoption berättigar till Teckning av x (Aktiens genomsnittskurs ökad med teckningsrättens värde)
Aktiens genomsnittskurs
Recalculated Subscription Price	=	Previous Subscription Price x the average share price of the share during the Subscription Period set forth in the resolution approving the issue (average price of Share)
The average price of Share increased by the value of the subscription right

Recalculated number of Shares that each Warrant entitles to Subscribe for	=	Previous number of Shares that each Warrant entitles to Subscribe for x (the average price of Share increased by the value of the subscription right)
Average price of Share

Teckningsrättens värde ska anses motsvara genomsnittet av det för varje handelsdag under teckningstiden framräknade medeltalet av den under dagen noterade högsta och lägsta betalkursen för teckningsrätten enligt marknadsnotering. I avsaknad av notering av betalkurs ska i stället den som slutkurs noterade köpkursen ingå i beräkningen. Dag utan notering av vare sig betalkurs eller köpkurs ska inte ingå i beräkningen.
The value of the subscription right shall be deemed to correspond to the average mean value of the highest and lowest prices paid for such rights each trading day during the subscription period according to market quotation. In the absence of a quoted paid price, the final bid price shall form the basis for the calculation. Days when no paid price or bid price is quoted, shall be excluded from the calculation.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Enligt ovan omräknad Teckningskurs och omräknat antal Aktier ska fastställas av Bolaget två Bankdagar efter teckningstidens utgång och ska tillämpas vid Teckning, som verkställs därefter.
The recalculated Subscription Price and the recalculated number of Shares as set forth above shall be determined by the Company two Business Days after the expiration of the subscription period and shall apply to Subscriptions made after such time.

Vid anmälan om Teckning som sker under tiden fram till dess att omräknad Teckningskurs och omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av fastställts, ska bestämmelserna i punkt 8.2.4, sista stycket ovan, äga motsvarande tillämpning.
In relation to notice of Subscription effected during the period until the re-calculated Subscription Price and recalculated number of Shares have been determined, the provisions set forth in the final paragraph of section 8.2.4 above shall apply correspondingly.

8.2.6.	Andra riktade erbjudanden till aktieägarna/Other offers directed to the shareholders

Skulle Bolaget i andra fall än som avses i punkterna 8.2.2–8.2.5 ovan rikta erbjudande till aktieägarna att, med företrädesrätt enligt principerna i 13 kap. 1 § Aktiebolagslagen, av Bolaget förvärva värdepapper eller rättighet av något slag eller besluta att, enligt ovan nämnda principer, till aktieägarna utdela sådana värdepapper eller rättigheter utan vederlag (erbjudandet) ska vid Teckning, som görs på sådan tid, att därigenom erhållen Aktie inte medför rätt till deltagande i erbjudandet, ska följande gälla:
In the event the Company, under circumstances other than those set forth in sections 8.2.2–8.2.5 above, directs an offer to the shareholders, with a preferential rights pursuant to the principles set forth in Ch. 13 § 1 of the Swedish Companies Act, to acquire securities or rights of any kind from the Company, or where the Company resolves, pursuant to the above stated principles, to distribute to its shareholders such securities or rights without consideration (the offer), the following shall apply, with respect to Subscriptions requested at such a time that the thereby acquired Shares do not carry rights to participate in the offer:

I.            Om Bolagets Aktier vid tidpunkten för emissionen inte är föremål för marknadsnotering, ska omräkning ske, dels av Teckningskursen, dels av det antal Aktier som varje Teckningsoption ger rätt att teckna i enlighet med denna punkt 8.2.6 angivna principer. Omräkningen ska utföras av Bolaget och ska ha som utgångspunkt att värdet på Teckningsoptionerna ska lämnas oförändrat.
Should the Company's Shares not be listed, at the time of the issuance, a recalculation of the Subscription Price and the number of Shares each Warrant entitles to subscribe for shall be adjusted in accordance with the principles set forth in this section 8.2.6. The recalculation shall be made by the Company and shall be made on the basis that the value of the Warrants shall remain unchanged.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

II.           Om Bolagets Aktier vid tidpunkten för emissionen är föremål för marknadsnotering, ska tillämpas en omräknad Teckningskurs liksom en omräkning av det antal Aktier som varje Teckningsoption berättigar till Teckning av. Omräkningarna utförs av Bolaget enligt följande formler:
Should the Company's Shares be listed at the time of the issuance, a recalculated Subscription Price as well as a recalculated number of Shares which each Warrant entitles to Subscribe for shall be applied. Recalculations shall be made by the Company in accordance with the following formulas:

Omräknad Teckningskurs	=	Föregående Teckningskurs x Aktiens genomsnittliga aktiekurs under den i erbjudandet fastställda anmälningstiden (Aktiens genomsnittskurs)
Aktiens genomsnittskurs ökad med värdet av rätten till deltagande i erbjudandet (inköpsrättens värde)

Omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av	=	Föregående antal Aktier som varje Teckningsoption berättigar till Teckning av x (Aktiens genomsnittskurs ökad med inköpsrättens värde)
Aktiens genomsnittskurs
Recalculated Subscription Price	=	Previous Subscription Price x the average share price of the share during the notice period set forth in the offer (the average price of share)
Average price of share increased by the value of the right to participate in the offer

Recalculated number of Shares that each Warrant entitles to Subscribe for	=	Previous number of Shares that each Warrant entitles to Subscribe for x (the average price of Share increased by the value of the purchase right)
Average price of Share

Aktiens genomsnittskurs beräknas i enlighet med vad som angivits i punkt 8.2.4 ovan.
The average price of Share is calculated in accordance with the provisions set forth in section 8.2.4 above.

För det fall att aktieägarna erhållit inköpsrätter och handel med dessa ägt rum, ska värdet av rätten till deltagande i erbjudandet anses motsvara inköpsrättens värde. Inköpsrättens värde ska härvid anses motsvara genomsnittet av det för varje handelsdag under anmälningstiden framräknade medeltalet av den under dagen noterade högsta och lägsta betalkursen för inköpsrätten enligt marknadsnotering. I avsaknad av notering av betalkurs ska i stället den som slutkurs noterade köpkursen ingå i beräkningen. Dag utan notering av vare sig betalkurs eller köpkurs ska inte ingå i beräkningen.
In the event the shareholders received purchase rights and trading in such rights has taken place, the value of the right to participate in the offer shall be deemed to be equivalent to the value of the purchase right. The value of the purchase right in such circumstances shall be deemed to correspond to the average mean value of the highest and lowest prices paid each trading day during the application period according to market quotation. In the event no paid price is quoted, the bid price quoted as the closing price shall be used in the calculation instead. Days when no paid price or bid price is quoted, shall be excluded from such calculation.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

För det fall aktieägarna ej erhållit inköpsrätter eller eljest sådan handel med inköpsrätter som avses i föregående stycke ej ägt rum, ska omräkning av Teckningskursen och det antal Aktier som varje Teckningsoption berättigar till Teckning av ske med tillämpning så långt möjligt av de principer som anges ovan i denna punkt 8.2.6, varvid följande ska gälla. Om en marknadsnotering sker av de värdepapper eller rättigheter som erbjuds aktieägarna, ska värdet av rätten till deltagande i erbjudandet anses motsvara genomsnittet av det för varje handelsdag under 25 handelsdagar från och med första dag för marknadsnotering framräknade medeltalet av den under dagen noterade högsta och lägsta betalkursen vid affärer i dessa värdepapper eller rättigheter enligt marknadsnotering, i förekommande fall minskat med det vederlag som betalats för dessa i samband med erbjudandet. I avsaknad av notering av betalkurs ska i stället den som slutkurs noterade köpkursen ingå i beräkningen. Noteras varken betalkurs eller köpkurs under viss eller vissa dagar, ska vid beräkningen av värdet av rätten till deltagande i erbjudandet bortses från sådan dag. Den i erbjudandet fastställda anmälningstiden ska vid omräkning av Teckningskurs och antal Aktier enligt detta stycke anses motsvara den ovan i detta stycke nämnda perioden om 25 handelsdagar. Om sådan marknadsnotering ej äger rum, ska värdet av rätten till deltagande i erbjudandet så långt möjligt fastställas med ledning av den marknadsvärdesförändring avseende Bolagets Aktier som kan bedömas ha uppkommit till följd av erbjudandet.
In the event the shareholders have not received purchase rights or where such trading in purchase rights mentioned in the previous paragraph has otherwise not taken place, recalculation of the Subscription Price and number of Shares shall take place, thereby applying, to the greatest extent possible, the principles set forth above in this section 8.2.6, whereupon the following shall apply. If market quotation of the securities or rights which are offered to the shareholders takes place, the value of the right to participate in the offer shall be deemed to correspond to the average of the calculated mean values, for each trading day during a period of 25 trading days commencing on the first day for the market quotation, of the highest and lowest price paid during the said day, for transactions in these securities or rights at the market place, where applicable, decreased by any consideration paid for such securities or rights in connection with the offer. In the absence of a quotation of paid price, the last bid price quoted shall be used in the calculation instead. If neither a selling price nor a bid price is quoted on certain given day or days, such day shall be excluded from the calculation of the value of the right to participate in the offer. When recalculation of the Subscription Price and the number of Shares is made according to this paragraph, the above mentioned period of 25 trading days shall be deemed to correspond to the application period determined in the offer. In the event no such market quotation takes place, the value of the right to participate in the offer shall, to the greatest extent possible, be based upon the change in the market value of the Company's Shares, which may be deemed to have occurred as a consequence of the offer.

Enligt ovan omräknad Teckningskurs och omräknat antal Aktier ska fastställas av Bolaget snarast möjligt efter erbjudandetidens utgång och ska tillämpas vid Teckning, som verkställs efter ett sådant fastställande har skett.
The Subscription Price and number of Shares recalculated in accordance with the above shall be determined by the Company as soon as possible after the expiration of the offer and shall be applied on Subscriptions effected after such determination.

Vid anmälan om Teckning som sker under tiden till dess att omräknad Teckningskurs och omräknat antal Aktier varje Teckningsoption berättigar till Teckning av fastställts, ska bestämmelserna i punkt 8.2.4, sista stycket ovan, äga motsvarande tillämpning.
In relation to Subscriptions which are effected during the period until the re-calculated Subscription Price and recalculated number of Shares have been determined, the provisions set forth in the final paragraph of section 8.2.4 above shall apply correspondingly.

8.2.7.	Optionsinnehavares rätt vid nyemission av teckningsoptioner eller konvertibler med företrädesrätt/Warrant Holders' rights at an issue of warrants and convertibles in accordance with the shareholders' preferential rights

Genomför Bolaget en nyemission eller emission enligt 14 kap. eller 15 kap. Aktiebolagslagen – med företrädesrätt för aktieägarna och mot kontant betalning eller genom kvittning – äger Bolaget besluta att ge samtliga Optionsinnehavare av samma företrädesrätt som enligt beslutet tillkommer aktieägarna. Därvid ska varje Optionsinnehavare, oaktat sålunda att Teckning ej verkställts, anses vara ägare till det antal Aktier som Optionsinnehavaren skulle ha erhållit, om Teckning på grund av Teckningsoption verkställts av det antal Aktier, som varje Teckningsoption berättigade till Teckning av vid tidpunkten för beslutet om emission.
Where the Company carries out a new share issue or an issue in accordance with Ch. 14 or Ch. 15 of the Swedish Companies Act – with preferential rights for the shareholders to subscribe for new Shares in exchange for cash payment or payment through set-off of claims – the Company is entitled to decide that all Warrant Holders are entitled to the same preferential rights that are bestowed upon the shareholders. In connection with this, each Warrant Holder, disregarding that Subscription has not been made, will be considered as owners of the number of Shares that the Warrant Holder would have received if the Subscription had been executed before the issue.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Skulle Bolaget besluta att till aktieägarna rikta ett sådant erbjudande som avses i punkt 8.2.6 ovan, ska vad i föregående stycke sagts äga motsvarande tillämpning, dock att det antal Aktier som Optionsinnehavaren anses vara ägare till i sådant fall ska fastställas efter den Teckningskurs, som gällde vid tidpunkten för beslutet om erbjudandet.
Should the Company direct such an offer intended in section 8.2.6 above, to its shareholders, the provisions set forth in previous paragraph will apply correspondingly. However, the number of Shares which the Warrant Holder shall be deemed to be owner of shall be determined after the Subscription Price which applied at the time of the resolution of the offer.

Om Bolaget skulle besluta att ge Optionsinnehavarna företrädesrätt i enlighet med bestämmelserna i denna punkt 8.2.7, ska någon omräkning enligt punkterna 8.2.4, 8.2.5 eller 8.2.6 ovan inte äga rum.
If the Company resolves to give the Warrant Holders' preferential rights, in accordance to the provisions set forth in this section 8.2.7, recalculation according to sections 8.2.4, 8.2.5 or 8.2.6, shall not be made.

8.2.8.	Utdelning/Dividend

I.            Om Bolagets Aktier inte är föremål för marknadsnotering, och det beslutas om utdelning till aktieägarna, oavsett om det rör sig om en kontant eller sakutdelning, ska en omräkning av Teckningskursen utföras av Bolaget varigenom Teckningskursen ska reduceras med ett belopp motsvarande utdelningen per Aktie.
Should the Company's Shares not be listed, and the Company resolves to pay a dividend to the shareholders whether in cash or in kind, the Company shall, recalculate the Subscription Price shall be reduced by the dividend per Share.

II.            Om Bolagets Aktier är föremål för marknadsnotering och beslutas om utdelning till aktieägarna ska, där anmälan om Teckning som görs på sådan tid, att därigenom erhållen Aktie inte medför rätt till erhållande av sådan utdelning, tillämpas en omräknad Teckningskurs och ett omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av. Omräkningen ska baseras på den sammanlagda utdelningen. Omräkningarna utförs av Bolaget enligt följande formler:
Should the Company's shares be listed, at the time of the issuance, and in the event the Company resolves to pay a dividend to the shareholders recalculation of the Subscription Price and the number of Shares each Warrant entitles the Warrant Holder to Subscribe for, shall be made regarding Subscriptions requested at such a time that the Shares thereby received do not carry rights to receive such dividend. The recalculation shall be based upon the total dividend. The recalculation shall be made by the Company in accordance with the following formulas:

Omräknad Teckningskurs	=	Föregående Teckningskurs x Aktiens genomsnittliga aktiekurs under en period om 25 handelsdagar räknat fr.o.m. den dag då Aktien noteras utan rätt till utdelning (Aktiens genomsnittskurs)
Aktiens genomsnittskurs ökad med den utdelning som utbetalas per Aktie

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av	=	Föregående antal Aktier som varje Teckningsoption berättigar till Teckning av x (Aktiens genomsnittskurs ökad med den utdelning som utbetalas per Aktie)
Aktiens genomsnittskurs
Recalculated Subscription Price	=	Previous Subscription Price x the average share price of the Share during a period of 25 trading days calculated from the day on which the Share is quoted without any right to dividend (the average price of Share)
Average price of Share increased by the dividend paid per Share

Re-calculated number of Shares that each Warrant entitles to Subscribe for	=	Previous number of Shares that each Warrant entitles to subscribe for x (the average price of Share increased by the dividend paid per Share)
Average price of Share

Enligt ovan omräknad Teckningskurs och omräknat antal Aktier ska fastställas av Bolaget senast vid tidpunkten för utbetalning av utdelningen och ska tillämpas vid Teckning som verkställs därefter.
The recalculated Subscription Price and the recalculated number of Shares as set out above shall be determined by the Company at the latest by the time of payment of the dividend in question and shall apply to Subscriptions executed thereafter.

Har anmälan om Teckning ägt rum men, p.g.a. bestämmelserna i punkt 7 ovan, slutlig registrering på avstämningskonto ej skett, ska särskilt noteras att varje Teckningsoption efter omräkningar kan berättiga Optionsinnehavare till ytterligare Aktier. Slutlig registrering på avstämningskonto sker sedan omräkningarna fastställts, dock tidigast vid den tidpunkt som anges i punkt 7 ovan. Om Bolaget inte längre är avstämningsbolag verkställs Teckning genom att de nya Aktierna upptas i aktieboken som interimsaktier. Slutlig registrering i aktieboken sker sedan omräknad Teckningskurs och omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av fastställts.
In the event that notice for Subscription has been made but, due to the regulations in section 7 above, final registration on the central securities depository account has not been made, it shall be specifically noted that each Warrant after recalculations may entitle the Warrant Holder to additional Shares. Final registration in the central securities depository account is made after the recalculations has been determined, but in no event earlier than the time stated in section 7 above. In the event that the Company is no longer a company registered with Euroclear, Subscription for Shares is effected by the new Shares being registered as interim shares in the Company's share register. Final registration in the share register is made after the recalculated Subscription Price and the recalculated number of Shares which each Warrant entitles to have been determined.

8.2.9.	Återbetalning till aktieägarna med obligatorisk minskning av aktiekapital m.m./Repayment to the shareholders by reduction of share capital

Om Bolagets aktiekapital eller reservfond skulle minskas med återbetalning till aktieägarna ska följande gälla:
In the event the Company's share capital or statutory reserve is reduced through a repayment to the shareholders, the following shall apply:

I.            Om Bolagets Aktier inte är föremål för marknadsnotering, ska omräkning ske, dels av Teckningskursen, dels av det antal Aktier som varje Teckningsoption ger rätt att teckna i enlighet med denna punkt 8.2.9 angivna principer. Omräkningen som ska utföras av Bolaget, ska ha som utgångspunkt att värdet på Teckningsoptionerna ska lämnas oförändrat.
Should the Company's Shares not be listed, a recalculation of the Subscription Price and the number of Shares each Warrant entitles to subscribe for shall be effected in accordance with the principles set forth in this section 8.2.9. The recalculation shall be made by the Company and shall be made on the basis that the value of the Warrants shall remain unchanged.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

II.           Om Bolagets Aktier är föremål för marknadsnotering, ska tillämpas en omräknad Teckningskurs liksom en omräkning av det antal Aktier som varje Teckningsoption berättigar till Teckning av. Omräkningarna utförs av Bolaget och enligt följande formler:
Should the Company's Shares be listed, a recalculated Subscription Price as well as a recalculated number of Shares which each Warrant entitles to Subscribe for shall be applied. Recalculations shall be made by the Company in accordance with the following formulas:

Omräknad Teckningskurs	=	Föregående Teckningskurs x Aktiens genomsnittliga aktiekurs under en period om 25 handelsdagar räknat fr.o.m. den dag då Aktien noteras utan rätt till återbetalning (Aktiens genomsnittskurs)
Aktiens genomsnittskurs ökad med det belopp som återbetalas per Aktie

Omräknat antal Aktier som varje Teckningsoption berättigar till Teckning av	=	Föregående antal Aktier som varje Teckningsoption berättigar till Teckning av x (Aktiens genomsnittskurs ökad med det belopp som återbetalas per Aktie)
Aktiens genomsnittskurs
Recalculated Subscription Price	=

Previous Subscription Price x the average share price of the Share during a period of 25 trading days calculated from the day of which the Share is quoted without any right to participate in the distribution (the average price of Share)

Average price of Share increased by the amount repaid per Share

Recalculated number of Shares that each Warrant entitles to Subscribe for	=	Previous number of Shares that the Warrant entitles to Subscribe for x (the average price of Share increased by the amount repaid per Share)
Average price of Share

Aktiens genomsnittskurs beräknas i enlighet med vad som angivits i punkt 8.2.4 ovan.
The average price of Share is calculated in accordance with the provisions set forth in section 8.2.4 above.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Vid omräkning enligt ovan och där minskningen sker genom inlösen av Aktier, ska istället för det faktiska belopp som återbetalas per Aktie ett beräknat återbetalningsbelopp användas enligt följande:
When re-calculating in accordance with the above and in the event that reduction is effected through redemption of shares, a repayment amount according to the calculation below shall be used instead of the actual amount that will be repaid per Share according to the following:

Beräknat återbetalningsbelopp per Aktie	=	Det faktiska belopp som återbetalas på inlöst Aktie minskat med Aktiens genomsnittliga aktiekurs under en period om 25 handelsdagar närmast före den dag då Aktien noteras utan rätt till deltagande minskningen (Aktiens genomsnittskurs)
Det antal Aktier i Bolaget som ligger till grund för inlösen av en Aktie minskat med talet 1
Calculated repayment per Share	=	The actual amount that has been repaid per redeemed Share reduced by the average share price of the Shares during a 25 day period immediately prior to the day the Share is quoted without the right to participate in the reduction (the average price of Share)
The number of Shares in the Company that serves as basis for the redemption of Shares reduced with the number 1

Aktiens genomsnittskurs beräknas i enlighet med vad som angivits i punkt 8.2.4 ovan.
The average price of Share is calculated in accordance with the provisions set forth in section 8.2.4 above.

Enligt ovan omräknad Teckningskurs och omräknat antal Aktier ska fastställas av Bolaget två Bankdagar efter utgången av den angivna perioden om 25 handelsdagar och ska tillämpas vid Teckning, som verkställs därefter.
The recalculated Subscription Price and recalculated number of Shares as set out above shall be determined by the Company two Business Days after the expiration of the stated period of 25 trading days, and shall apply to Subscriptions made after such time.

Teckning verkställs ej under tiden från minskningsbeslutet t.o.m. den dag då den omräknade Teckningskursen och det omräknade antalet Aktier fastställts enligt vad ovan sagts.
Subscriptions shall not be executed during the period commencing with the adoption of the resolution to reduce the share capital up to and including the day on which the recalculated Subscription Price and recalculated number of Shares is determined.

8.2.10.	Återköp av egna Aktier m.m./Repurchase of shares etc.

Om Bolaget – utan att fråga är om minskning av aktiekapital – skulle genomföra återköp av egna Aktier men där, enligt Bolagets bedömning, sådan åtgärd med hänsyn till dess tekniska utformning och ekonomiska effekter, är att jämställa med minskning som är obligatorisk, ska omräkning av Teckningskursen och antal Aktier som varje Teckningsoption berättigar till Teckning av ske med tillämpning av så långt möjligt av de principer som anges ovan i punkt 8.2.9.
In the event the Company – without reducing the share capital – should carry out a repurchase of its own Shares, but where the measure due to its technical structure and financial effects, is equivalent to a reduction, the recalculation of the Subscription Price as well as of the number of Shares that each Warrant entitles to Subscription of shall be made by applying, to the extent possible, the principles set forth in section 8.2.9.

8.2.11.	Byte av aktiekapitalsvaluta/Change of the currency of share capital

Genomför bolaget byte av aktiekapitalsvaluta, innebärande att Bolagets aktiekapital ska vara bestämt i annan valuta än svenska kronor, ska Teckningskursen omräknas till samma valuta som aktiekapitalet är bestämt i samt därvid avrundas till två decimaler. Sådan valutaomräkning ska ske med tillämpning av den växelkurs som använts för omräkning av aktiekapitalet vid valutabytet.
In the event the Company carries out a change of the currency of its share capital resulting in that the share capital of the Company shall be determined in a currency other than SEK, the Subscription Price shall be recalculated into the same currency as the currency of the share capital and be rounded off to two decimals. Such recalculation of the currency shall be made with application of the exchange rate which has been used when re-calculating the currency of the share capital.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Enligt ovan omräknad Teckningskurs fastställs av Bolaget och ska tillämpas vid Teckning som verkställs från och med den dag som bytet av aktiekapitalsvaluta får verkan.
The recalculated Subscription Price in accordance with above shall be determined by the Company and shall be applied on Subscriptions which are effected as from the day the currency change of the share capital became effective.

8.2.12.	Skälig omräkning/Reasonable recalculation

Genomför Bolaget åtgärd som avses i punkterna 8.2.2–8.2.6 eller punkterna 8.2.8–8.2.11 ovan eller annan liknande åtgärd med liknande effekt och skulle, enligt Bolagets bedömning, tillämpning av härför avsedd omräkningsformel, med hänsyn till åtgärdens tekniska utformning eller av annat skäl, ej kunna ske eller leda till att den ekonomiska kompensation som Optionsinnehavarna erhåller i förhållande till aktieägarna inte är skälig, ska Bolaget genomföra omräkningarna av Teckningskursen och av antalet Aktier som varje Teckningsoption berättigar till Teckning av i syfte att omräkningarna leder till ett skäligt resultat.
In the event that the Company carries out measures set forth in sections 8.2.2–8.2.6 or sections 8.2.8–8.2.11 above or other similar measure with similar effect and, if, according to the Company's opinion, the application of the intended recalculation formula with regard to the technical structure or for another reason, may not be possible or result that the economic compensation the Warrant Holders shall receive becoming unreasonable in relation to that of the shareholders, the Company shall make the recalculation of the Subscription Price as well as the number of Shares that each Warrant entitles to Subscribe for, for the purpose of the recalculation leading to a reasonable result.

8.2.13.	Avrundning/Rounding

Vid omräkning enligt ovan ska Teckningskursen avrundas till helt tiotal öre, varvid fem öre ska avrundas uppåt, och antalet Aktier avrundas till två decimaler. Endast hela Aktier kan tecknas. För det fall Teckningskursen är bestämd i annan valuta än svenska kronor ska, vid omräkningar enligt ovan, Teckningskursen istället avrundas till två decimaler.
In conjunction with recalculations in accordance with the above, the Subscription Price shall be rounded to the nearest SEK 0.10, whereupon SEK 0.05 shall be rounded upwards and the number of Shares rounded off to two decimals. Only whole Shares may be Subscribed for. In the event that the Subscription Price is determined in another currency than SEK, the Subscription Price shall, upon recalculation in accordance with the above, be rounded off to two decimals.

8.2.14.	Likvidation/Liquidation

Beslutas att Bolaget ska träda i likvidation enligt 25 kap. Aktiebolagslagen får, oavsett likvidationsgrunden, anmälan om Teckning ej därefter ske. Rätten att göra anmälan om Teckning upphör i och med bolagsstämmans likvidationsbeslut, oavsett sålunda att detta ej må ha vunnit laga kraft.
In the event it is resolved that the Company shall enter into liquidation according to Ch. 25 of the Swedish Companies Act, notice for Subscription may not thereafter be made, regardless of the reasons for liquidation. The right to make notice for Subscription shall terminate upon the resolution to place the Company in liquidation regardless of whether such resolution has entered into effect.

Senast två månader innan bolagsstämman tar ställning till fråga om Bolaget ska träda i frivillig likvidation enligt 25 kap. 1 § Aktiebolagslagen, ska Optionsinnehavarna genom meddelande enligt punkt 11 nedan underrättas om den avsedda likvidationen. I meddelandet ska intagas en erinran om att anmälan om Teckning ej får ske, sedan bolagsstämman fattat beslut om likvidation.
No later than two months prior to the determination by the shareholders' meeting as to whether the Company shall be placed into voluntary liquidation according to Ch. 25 § 1 of the Swedish Companies Act, notice shall be given to the Warrant Holders in accordance with section 11 below in respect of the intended liquidation. The notice shall state that notice of Subscription may not be made following the adoption of a resolution by the shareholders' meeting to place the Company in liquidation.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Skulle Bolaget lämna meddelande om avsedd likvidation enligt ovan, ska Optionsinnehavare – oavsett vad som i punkt 4 ovan sägs om tidigaste tidpunkt för anmälan om Teckning – äga rätt att göra anmälan om Teckning från den dag då meddelandet lämnats, förutsatt att Teckning kan verkställas senast på tionde kalenderdagen före den bolagsstämma vid vilken frågan om Bolagets likvidation ska behandlas.
In the event the Company gives notice of an intended liquidation in accordance with the above, each Warrant Holder – irrespective of what is set forth in section 4 regarding the earliest time at which notice for Subscriptions may be made – shall be entitled to make a notice for Subscription from the day on which the notice is given, provided it is possible to effect Subscription not later than the tenth calendar day prior to the shareholders' meeting at which the issue of the Company's liquidation shall be addressed.

8.2.15.	Fusion och delning/Merger and de-merger

Skulle bolagsstämman, enligt 23 kap. 15 § Aktiebolagslagen, godkänna fusionsplan varigenom Bolaget ska uppgå i annat bolag, eller om bolagsstämman, enligt 24 kap. 17 § Aktiebolagslagen, skulle godkänna delningsplan varigenom Bolaget ska upplösas utan likvidation, får anmälan om Teckning därefter ej ske.
In the event the shareholders' meeting approves a merger plan, in accordance with Ch. 23 § 15 of the Swedish Companies Act, pursuant to which the Company is to be merged into another company, or in the event the shareholders' meeting approves a demerger plan, in accordance with Ch. 24 § 17 of the Swedish Companies Act, pursuant to which the Company will be dissolved without liquidation, notice for Subscription may not thereafter be made.

Senast två månader innan Bolaget tar slutlig ställning till frågan om fusion eller delning enligt ovan, ska Optionsinnehavarna genom meddelande enligt punkt 11 nedan underrättas om fusions- eller delningsavsikten. I meddelandet ska en redogörelse lämnas för det huvudsakliga innehållet i den avsedda fusionsplanen eller delningsplanen samt ska Optionsinnehavarna erinras om att anmälan om Teckning ej får ske, sedan slutligt beslut fattats om fusion eller delning.
No later than two months prior to final determination by the Company in respect of a merger or demerger as set forth above, notice shall be given to Warrant Holders in accordance with section 11 below of the intended merger or demerger. The notice shall set forth the principal contents of the intended merger plan or demerger plan and each Warrant Holder shall be notified that Subscription may not be made following a final resolution regarding the merger or demerger.

Om Bolaget lämnar meddelande om planerad fusion eller delning enligt ovan, ska Optionsinnehavare – oavsett vad som i punkt 4 ovan sägs om tidigaste tidpunkt för anmälan om Teckning – äga rätt att påkalla Teckning från den dag då meddelandet lämnats om fusions- eller delningsavsikten, förutsatt att Teckning kan verkställas senast på tionde kalenderdagen före den bolagsstämma vid vilken fusionsplanen eller delningsplanen ska godkännas.
In the event the Company gives notice regarding a intended merger or demerger in accordance with the above, each Warrant Holder – irrespective of what is set forth in section 4 above regarding the earliest time at which notice for Subscription may be made – shall be entitled to make a notice for Subscription from the date on which notice is given, provided it is possible to effect Subscription not later than the tenth calendar day prior to the shareholders' meeting at which the merger plan or demerger plan is to be approved.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Genomför Bolaget en gränsöverskridande fusion enligt 23 kap. 36 § Aktiebolagslagen eller en gränsöverskridande delning enligt 24 kap. 30 § samma lag, gäller bestämmelserna i denna punkt i tillämpliga delar.
In the event the Company carries out a cross-border merger in accordance with Ch. 23 § 36 of the Companies Act or a cross-border demerger in accordance with Ch. 24 § 30 of the Swedish Companies Act, the provisions of this section shall apply in a corresponding manner.

8.2.16.	Förenklad fusion och tvångsinlösen/Simplified merger and buy out procedure

Upprättar Bolagets styrelse en fusionsplan enligt 23 kap. 28 § Aktiebolagslagen varigenom Bolaget ska uppgå i ett annat bolag eller blir Bolagets Aktier föremål för tvångsinlösenförfarande enligt 22 kap. Aktiebolagslagen ska följande gälla.
In the event the Company's board of directors prepares a merger plan in accordance with Ch. 23 § 28 of the Swedish Companies Act, pursuant to which the Company is to be merged into another company or if the Company's Shares will be subject to a buy out procedure in accordance with Ch. 22 of the Swedish Companies Act, the following shall apply.

Äger ett svenskt aktiebolag samtliga Aktier i Bolaget, och offentliggör Bolagets styrelse sin avsikt att upprätta en fusionsplan enligt i föregående stycke angivet lagrum, ska Bolaget, för det fall att sista dag för Teckning enligt punkt 4 ovan infaller efter sådant offentliggörande, fastställa en ny sista dag för Teckning (slutdagen). Slutdagen ska infalla inom 60 dagar från offentliggörandet.
In the event a Swedish limited liability company owns all the shares of the Company and the Company's board of directors publishes its intention to prepare a merger plan in accordance with the legislation referred to in the preceding paragraph, the Company shall provided that the final day for notice for Subscription pursuant to section 4 above occurs after such publication, determine a new final date for notice for Subscription (expiration date). The expiration date shall occur within 60 days of the publication.

Om offentliggörandet skett i enlighet med vad som anges ovan i denna punkt 8.2.16, ska – oavsett vad som i punkt 4 ovan sägs om tidigaste tidpunkt för anmälan om Teckning – Optionsinnehavare äga rätt att göra sådan anmälan om Teckning fram till slutdagen. Bolaget ska senast tre veckor före slutdagen genom meddelande enligt punkt 11 nedan erinra Optionsinnehavarna om denna rätt samt att Teckning ej får ske efter slutdagen.
If publication has been made in accordance with the above set forth in this section 8.2.16, each Warrant Holder – irrespective of what is set forth in section 4 above regarding the earliest time at which notice for Subscription may be made – shall be entitled to such notification to and including the expiration date. Not later than three weeks prior to the expiration date, the Company shall notify the Warrant Holders, pursuant to section 11 below, of such right and that notice for Subscription may not be made after the expiration date.

8.2.17.	Gränsöverskridande ombildning/Cross-border conversion

Skulle bolagsstämman, enligt 24 a kap. 17 § aktiebolagslagen, godkänna ombildningsplan varigenom Bolaget ombildas till en motsvarande juridisk person som omfattas av lagstiftningen i en annan stat inom Europeiska ekonomiska samarbetsområdet än Sverige (gränsöverskridande ombildning), får anmälan om Teckning inte ske.
In the event the shareholders' meeting approves a conversion plan, in accordance with Ch. 24 a § 17 of the Companies Act, pursuant to which the Company is converted to a corresponding legal entity subject to the legislation of a state within the European Economic Area other than Sweden (cross-border conversion), notice for Subscription may not thereafter be made.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Senast två månader innan Bolaget tar slutlig ställning till frågan om gränsöverskridande ombildning enligt ovan, ska Teckningsoptionshavarna genom meddelande enligt punkt 12 nedan underrättas om ombildningsavsikten. I meddelandet ska en redogörelse lämnas för det huvudsakliga innehållet i den avsedda ombildningsplanen samt ska Teckningsoptionshavarna erinras om att anmälan om Teckning ej får ske, sedan slutligt beslut fattats om ombildning.
No later than two months prior to final determination by the Company in respect of a cross-border conversion as set forth above, notice shall be given to Warrant Holders in accordance with section 12 below of the intended conversion. The notice shall set forth the principal contents of the intended conversion plan and each Warrant Holder shall be notified that Subscription may not be made following a final decision regarding the conversion.

Om Bolaget lämnar meddelande om planerad gränsöverskridande ombildning enligt ovan, ska Optionsinnehavare – oavsett vad som i punkt 4 ovan sägs om tidigaste tidpunkt för anmälan om Teckning – äga rätt att påkalla Teckning från den dag då meddelandet lämnats om ombildningsavsikten, förutsatt att Teckning kan verkställas senast på tionde kalenderdagen före den bolagsstämma vid vilken ombildningsplanen ska godkännas.
In the event the Company gives notice regarding a intended cross-border conversion in accordance with the above, each Warrant Holder – irrespective of what is set forth in section 4 above regarding the earliest time at which notice for Subscription may be made – shall be entitled to make a notice for Subscription from the date on which notice is given, provided it is possible to effect Subscription not later than the tenth calendar day prior to the shareholders' meeting at which the conversion plan is to be approved.

8.2.18.	Återställande av rätt att teckna Aktier/Restoration of rights

Oavsett vad under punkterna 8.2.14, 8.2.15, 8.2.16 och 8.2.17 ovan sagts om att anmälan om Teckning ej får ske efter beslut om likvidation, godkännande av fusionsplan/delningsplan/ombildningsplan eller efter utgången av ny slutdag vid fusion, delning eller ombildning ska rätten att göra anmälan om Teckning åter inträda för det fall att likvidationen upphör respektive fusionen, delningen eller ombildningen ej genomförs.
Notwithstanding the provisions set forth in sections 8.2.14, 8.2.15, 8.2.16 and 8.2.17 above stating that notice for Subscriptions may not be made following the resolution on liquidation, approval of a merger plan/demerger plan/conversion plan or the end of a new expiration date at a merger, demerger or conversion, the right to make a notice for Subscription shall be reinstated in the event the liquidation is terminated or where the merger, demerger or conversion is not executed.

8.2.19.	Konkurs/Bankruptcy

För den händelse Bolaget skulle försättas i konkurs, får anmälan om Teckning ej därefter ske. Om emellertid konkursbeslutet häves av högre rätt får anmälan om Teckning återigen ske.
In the event the Company is declared bankrupt, notice for Subscription may not thereafter be made. Where, however, the bankruptcy decision is reversed by a court of higher instance, notice for Subscription may again be made.

8.2.20.	Notering/Listing

Vad som ovan angivits rörande notering på handelsplats ska gälla för det fall Bolagets Aktier är föremål för offentlig och organiserad handel på reglerad marknad eller annan organiserad multilateral handelsplattform. Hänvisning till handelsplats ska då avse sådan reglerad marknad eller annan multilateral handelsplattform. Vid utgivandet av Teckningsoptionerna är Aktierna noterade på Nasdaq Stockholm som vid tillfället är en reglerad marknad.
What is stated above concerning quoting on a market will apply if the Company's Shares are subject to public and organized trading on a regulated market or other organized multilateral trading facility. Reference to trading then shall apply to such a regulated market or other multilateral trading facility. At the date of the issuance of the Warrants the Shares are listed at Nasdaq Stockholm which at that time is a regulated market.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

8.2.21.	Kvotvärde/Quota value

Om angiven åtgärd och omräkning enligt något av punkterna 8.2.2–8.2.12 ovan skulle medföra en omräkning av Teckningskursen till ett belopp understigande Aktiens kvotvärde, ska ändå Aktiens kvotvärde erläggas för Aktie.
If the measures and recalculations stated in any of the sections 8.2.2–8.2.12 above would result in a recalculation of the Subscription Price that would amount to a number less than the Share's quota value, the quota value shall nevertheless be paid for the Share.

9.	Ersättning/Compensation

Om det vid tillämpningen av ändringarna i punkt 8.2, inte är praktiskt eller juridiskt möjligt att tillämpa en reducerad Teckningskurs ska antalet Aktier som varje Teckningsoption berättigar Optionsinnehavaren att teckna, i ett andra steg, omräknas (dvs ökas) för att ersätta Optionsinnehavaren för den uteblivna reduceringen av Teckningskursen, dvs ökat krona för krona.
If, in the application of the adjustments in this section 8.2, it is not practicable or legally possible to apply a reduced Subscription Price, the number of Shares which each Warrant entitles the Warrant Holder to purchase shall, in a secondary step, be recalculated (i.e. increased) in order to compensate the Warrant Holder for the non reduction in the Subscription Price, i.e. increased krona per krona.

10.	Förvaltare/Nominee

För Teckningsoption som är förvaltarregistrerad enligt lag om värdepapperscentraler och kontoföring av finansiella instrument ska vid tillämpningen av dessa villkor förvaltaren betraktas som Optionsinnehavare.
If a Warrant is registered with a nominee pursuant to the Central Securities Depositories and Swedish Financial Instruments Accounts Act, such nominee shall be regarded as the Warrant Holder where these terms and conditions are applied.

11.	Meddelanden/Notices

11.1.	Meddelanden rörande Teckningsoptionerna ska tillställas varje Optionsinnehavare som skriftligen meddelat sin postadress till Bolaget.
Notices concerning the Warrants shall be sent to each Warrant Holder who has informed the Company of his/her/its mail address.

11.2.	För det fall Teckningsoptionerna är registrerade av Euroclear i ett avstämningsregister ska meddelande rörande Teckningsoptionerna, istället för vad som stadgas i punkt 11.1 ovan tillställas varje registrerad Optionsinnehavare och annan rättighetshavare som är antecknad på konto i Bolagets avstämningsregister.
In the event that the Warrants are registered with Euroclear in a, notices concerning the Warrants shall, instead of what is stated in section 11.1 above, be sent to each registered Warrant Holder or other right holder who is registered in an account the Company's securities register.

11.3.	Meddelanden ska, i förekommande fall, även lämnas till marknadsplatsen och offentliggöras enligt marknadsplatsens regler.
Notices shall, if applicable, also be given to the market place and be made public in accordance with the rules applicable to such market place.

12.	Ändring av villkoren/Amendments of the terms and conditions

Bolaget äger rätt att besluta om ändring av dessa villkor i den mån lagstiftning, domstolsavgörande eller myndighetsbeslut så kräver eller om det i övrigt – enligt Bolagets bedömning – av praktiska skäl är ändamålsenligt eller nödvändigt och Optionsinnehavarnas rättigheter inte i något väsentligt avseende försämras.
The Company is entitled to amend these terms and conditions to the extent it is required by legislation, court decisions or decisions of authorities, or if there under other circumstances – according to the Company's opinion – are practical reasons that are appropriate or necessary and the Warrant Holders' rights are not materially impaired.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

13.	Sekretess/Confidentiality

Bolaget, Banken eller Euroclear får ej obehörigen till tredje man lämna ut uppgift om Optionsinnehavare. Bolaget äger rätt att få ut följande uppgifter från Euroclear om Optionsinnehavares konto i Bolagets avstämningsregister: (i) Optionsinnehavares namn, personnummer eller annat identifikationsnummer samt postadress och (ii) antal Teckningsoptioner.
The Company, the Bank or Euroclear may not without necessary authorization disclose information regarding the Warrant Holders to third parties. The Company shall be entitled to the following information from Euroclear about the Warrant Holder's account in the share register of the Company: (i) the Warrant Holder's name, personal identity number or other identity number and address and (ii) the number of Warrants.

14.	Begränsning av Bolagets, Bankens och Euroclears ansvar/Limitation of the Company's, the Bank's and the Euroclear's liability

14.1.	I fråga om de på Bolaget, Banken och Euroclear ankommande åtgärderna gäller – beträffande Euroclear med betraktande av bestämmelserna i lagen om värdepapperscentraler och kontoföring av finansiella instrument – att ansvarighet inte kan göras gällande för skada som beror på svenskt eller utländskt lagbud, svensk eller utländsk myndighets åtgärd, krigshändelse, strejk, blockad, bojkott, lockout eller annan liknande omständighet. Förbehållet i fråga om strejk, blockad, bojkott och lockout gäller även om Bolaget, Banken eller Euroclear själv vidtar eller är föremål för sådan konfliktåtgärd.
With respect to the actions incumbent on the Company, the Bank or Euroclear, none of the Company, the Bank or Euroclear – in the case of Euroclear, subject to the provisions of the Central Securities Depositories and Swedish Financial Instruments Accounts Act – shall be held liable for damage arising as a result of Swedish or foreign legislation, any action of a Swedish or foreign authority, acts of war, strikes, blockades, boycotts, lockouts, or similar circumstances. The exemption in respect of strikes, blockades, boycotts and lockouts applies also in cases where the Company, the Bank or Euroclear itself takes or is the subject of such measure or conflict.

14.2.	Bolaget, Banken eller Euroclear är inte heller skyldig att i andra fall ersätta skada som uppkommer om Bolaget, Banken eller Euroclear varit normalt aktsam. Bolaget, Banken och Euroclear är i intet fall ansvarig för indirekt skada. Härvid uppmärksammas Optionsinnehavare på att denne ansvarar för att handlingar som Bolaget tillställts är riktiga och behörigen undertecknade samt att Bolaget underrättas om ändringar som sker beträffande lämnade uppgifter.
Furthermore neither shall the Company, the Bank nor Euroclear shall be liable for damage arising in other cases if the Company, the Bank or Euroclear, as appropriate, has exercised normal caution. In addition, under no circumstances shall the Company, the Bank or Euroclear be held liable for any indirect damage. A Warrant Holder is hereby made aware that he/she/it is responsible for that the documents sent to the Company are correct and have been duly signed and that the Company is informed of changes that are made with regard to information provided.

14.3.	Föreligger hinder för Bolaget, Banken eller Euroclear att verkställa betalning eller vidta annan åtgärd på grund av omständighet som anges i första stycket, får åtgärden uppskjutas till dess hindret har upphört. Om Bolaget till följd av en sådan omständighet är förhindrat att verkställa eller ta emot betalning ska Bolaget respektive Optionsinnehavaren inte vara skyldig att erlägga dröjsmålsränta.
If the Company, the Bank or Euroclear is prevented from making payment or taking any measure due to a circumstance referred to in the first paragraph, the taking of such measure may be postponed until such hinder no longer exists. If the Company as a result of such a circumstance is prevented from making or receiving a payment, the Company or the Warrant Holder shall not be required to pay interest.

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

15.	Tillämplig lag och forum/Applicable law and dispute resolution

15.1.	Dessa villkor och alla rättsliga frågor med anknytning till Teckningsoptionerna ska avgöras och tolkas enligt svensk rätt.
These terms and conditions and relating legal matters with connection to the Warrants shall be governed and interpreted by Swedish law.

15.2.	Tvist i anledning av dessa villkor ska slutligt avgöras genom skiljedom administrerad vid SCC Skiljedomsinstitut.
Any dispute with respect to these terms and conditions shall be decided through arbitration according to the Arbitration Rules of the SCC Arbitration Institute.

15.3.	Skiljeförfarandet ska hållas i Stockholm. Det svenska språket ska användas i förfarandet. The arbitration shall take place in Stockholm. The Swedish language shall be used during the proceedings.

15.4.	Skiljeförfarande som påkallats med hänvisning till denna skiljeklausul omfattas av sekretess. Sekretessen omfattar all information som framkommer under förfarandet liksom beslut eller skiljedom som meddelas i anledning av förfarandet. Information som omfattas av sekretess får inte i någon form vidarebefordras till tredje person. Om Teckningsoptioner överlåts till en tredje person ska sådan tredje person automatiskt vara bunden av denna skiljeklausul.
Arbitration called for in accordance with this arbitration clause is subject to confidentiality. The confidentiality applies for all information which is obtained during the procedure as well as the decision or the arbitration decision which is communicated as a result of the procedure. Information covered by confidentiality may not in any form be forwarded to a third party. If the Warrants are transferred to a third party, such third party shall automatically be bound by this arbitration clause.

16.	Överlåtelse och äganderätt till Teckningsoptioner/Transfer and title to Warrants

Överlåtelse av Teckningsoption kan ske genom ett sedvanlig överlåtelsehandling och, om avtal föreligger avseende innehav av Teckningsoption i Bolaget, i enlighet med bestämmelserna i sådant avtal.
A transfer of a Warrant may be effected by an instrument of transfer in any usual or common form, subject to the terms of any Warrant Holder agreement regarding the holding of Warrants in the Company.

* * * * *

The English translation is for convenience only and in case of any discrepancy, the Swedish text shall control.

Board RSU 2026 in Vicore Pharma Holding AB (publ)

GRANT NOTICE & AGREEMENT

On 6 May 2026, the Annual General Meeting in Vicore Pharma Holding AB (publ) (the “Company”) resolved on an equity-based program for the members of the Board of Directors in the Company (“Board RSU 2026”).

In summary, the resolution entails that the board members (each a “Participant”) are granted Restricted Share Units (the “RSUs”) which entitle the Participant to receive a corresponding number of shares in the Company after the vesting date, provided that the Participant is still a member of the Board of Directors on such date. The RSUs are granted free of charge and each vested RSU entitles the Participant to one share in the Company without any compensation being payable.

The RSUs may not be transferred or pledged.

You have, under Board RSU 2026, been allocated [________] RSUs, entitling you to a corresponding number of shares in the Company, subject to the above and the detailed terms set out in “Terms for Board RSU 2026 in Vicore Pharma Holding AB (publ)”.

The RSUs vest over approximately one year corresponding to up to the date of, whichever is earliest, (i) the Annual General Meeting 2027 or (ii) June 1, 2027 (”Vesting Date”). Your vested RSUs will be exercised upon request. The earliest point in time at which vested RSUs may be exercised shall be the day falling immediately after the Vesting Date. The latest point in time at which vested RSUs can be exercised shall be the earlier of (i) 90 days after the last day of service as a member of the Board of Directors, or (ii) June 1, 2036.

By signing this Grant Notice & Agreement, you hereby confirm

i)	that you have read, understood and accepted the above information,

ii)	that you have read, understood and accepted the “Terms for Board RSU 2026 in Vicore Pharma Holding AB (publ)”,

iii)	that you have read, understood and accepted the information under “Personal data” on the next page of this Grant Notice & Agreement,

iv)	that you accept the receipt of the above said number of RSUs (in accordance with the above said terms and conditions), and

v)	that you understand and accept that all tax- and currency risks and effects for you related to your participation in Board RSU 2026 are your responsibility.

Place and date

Signature

Clarification of signature

Please complete, sign and return this Grant Notice & Agreement by scanned copy to [________] by no later than July 31, 2026.

Personal data

Personal data submitted to the Company, e.g. contact details and personal identity number, or otherwise registered in connection with the administration of Board RSU 2026, is processed by the Company, as data controller, for the administration of the program. The processing of personal data is necessary for the Company in order to fulfill the agreement concerning Board RSU 2026 and to enable the Company to fulfill its statutory obligations. If you do not provide the requested personal data to the Company, you may not participate in the program.

Personal data may, for specified purposes, sometimes be disclosed to other companies within the Company’s group, to banks or to companies with which the Company cooperates, within and outside the EU/EEA. Should personal data be transferred outside the EU/EEA, it will be conducted in accordance with suitable safeguards approved by the EU. You may, at any time, request further information regarding such transfer and request copies of agreements or other safeguards used by the Company for such transfer. In certain situations, the Company is also obligated by law to disclose data, e.g. to the Swedish Tax Agency.

Requests for information on the personal data being processed by the Company, erasure of personal data, limitations to the processing of personal data, data portability, or rectification of personal data may be directed to the Company’s CFO, who you may also contact if you desire any further information regarding the Company’s processing of personal data. Should you wish to register a complaint regarding the Company’s processing of personal data you may contact the Swedish Data Protection Authority in its capacity of supervisory authority.

Personal data is only kept for as long as it is necessary for the administration of Board RSU 2026 or as long as it is required for the Company to fulfill its statutory obligations.

Address to the Company’s CFO: hans.jeppsson@vicorepharma.com

TERMS FOR BOARD RSU 2026 in Vicore pharma holding AB (publ)

1.	Background and scope of Board RSU 2026

At the Annual General Meeting in Vicore Pharma Holding AB (publ), Reg. No 556680-3804 (the ”Company” or “Vicore”), held on 6 May 2026 (the “Annual General Meeting”), it was resolved to introduce an equity-based program for board members in the Company (“Board RSU 2026”). As part of Board RSU 2026, the Company will therefore grant Restricted Share Units (“RSUs”) that entitle to not more than 1,185,000 shares in Vicore in total, in accordance with these terms and conditions (the “T&C’s”).

2.	Entitlement to RSUs

The number of RSUs will be determined by dividing in total SEK 2,370,000 with the volume-weighted average price of the Company’s share on Nasdaq Stockholm for the five trading days immediately prior to the grant date. Thus, the number of RSUs will be determined in close connection to the date of grant and distributed equal on a 1:1 basis as the fixed annual compensation to board members. That is, SEK 750,000 to the chairman and SEK 270,000 to each board member. In addition, the board members shall, individually and at their choice, have the right to receive 50 percent of their gross board fees (excluding fees for committee work), as set out under item 10 in the notice to the Annual General Meeting, in RSUs instead of cash compensation. If a, or several, board members so decides, and have informed of their decision before grant date, the number of additional RSUs received shall be calculated in accordance with the principles above.

A board member that is entitled to or is a holder of RSUs shall be referred to as the “Participant”. The effective date of the award shall be May 6, 2026 (the “Grant Date”).

3.	Vesting

The RSUs vest on the date of, whichever is earliest, (i) the Annual General Meeting 2027 or (ii) June 1, 2027 (”Vesting Date”). RSUs only vest provided that the holder was a board member of the Company at the Vesting Date.

4.	Exercise of RSUs

4.1	Vested RSUs shall be exercised upon request. The earliest point in time at which vested RSUs may be exercised shall be the day falling immediately after the Vesting Date. The latest point in time at which vested RSUs can be exercised shall be the earlier of (i) 90 days after the last day of service as a member of the Board of Directors, or (ii) June 1, 2036.

4.2	Each vested RSU entitles the Participant to receive one share in Vicore without any compensation being payable. The requirement that the Participant shall be a board member of Vicore at the relevant time of vesting shall not apply if the RSUs have vested in accordance with what is stated in item 7.2 below. For clarity, if the Participant was not a board member of Vicore on the Vesting Date, and if the aforementioned exceptions do not apply, the RSUs will not be exercisable.

4.3	The exercise of the RSUs shall be made on a form furnished by the Company.

5.	Automatic exercise and lapse

Unless exercised on a form furnished by the Company, vested RSUs will be exercised automatically on the earliest day set out in the third sentence in item 4.1, and on the same day all unvested RSUs will lapse.

6.	Transferability

The RSUs may not be transferred and vested RSUs may only be exercised by the Participant or, in the event of the death of the Participant, by the Participant’s estate (Sw. dödsbo), heirs (Sw. arvtagare) or beneficiaries (Sw. testamentstagare).

7.	General clause on leaving the Board

7.1	An RSU which has not vested will lapse automatically on the date on which a Participant is no longer a board member of Vicore, whether or not such resignation is voluntary.

7.2	In the event any party (an “Overtaking Entity”), alone or together with subsidiaries, has become the owner of more than 90 percent of all outstanding shares in the Company (“Take-Over”), a sale of substantially all assets (“Asset Sale”), merger where the Company is not the surviving entity (“Merger”) or any other similar transaction affecting the Company has been completed before the Vesting Date, all granted RSUs will vest in their entirety upon the day of completion of such transaction. All RSUs vested due to a Take-Over, Asset Sale, Merger or any other transaction affecting the Company can be exercised on the date falling immediately after the date of the completion of the relevant transaction.

8.	Re-purchase

Following a Take-Over, Asset Sale, Merger or any other similar transaction affecting the Company, the Company, or the surviving entity in case of a Merger, shall have the right by a written communication to that effect, to re-purchase all RSUs from the Participants for market value. The right to re-purchase RSUs shall in such cases encompass all RSUs.

9.	Merger

9.1	In the event that the general meeting, in accordance with Chapter 23 Section 15 of the Swedish Companies Act, approve – or all shareholders, in accordance with paragraph four of aforementioned provision, signs – a merger plan, whereby the Company shall be absorbed by another company, whereby the Company shall be absorbed by a parent company, exercise of RSUs may not thereafter be made.

9.2	Not later than in the immediate adjacent to the Board of Directors’ resolution to convene a general meeting that shall resolve upon merger pursuant to what is stated above, or if the merger plan shall be signed by all shareholders, not later than six weeks prior to such signing, notice shall be given to the Participant in respect of the intent to execute a merger of the Company. The notice shall be given by the Board of Directors in the manner set out in item 14 below. The notice shall state the principal terms of the merger plan and remind the Participant that exercise of RSUs may not be made after a final decision regarding a merger has been made or a merger plan has been signed, in accordance with what is stated in item 9.1 above.

9.3	In the event that a merger has been effectuated in pursuance of such decisions as referred to in item 9.1 above, the Participant shall, in exchange for the Participant’s RSUs and unless the RSUs have been re-purchased in accordance with item 9 above, have a right to receive shares in the absorbing company upon exercise of RSUs. The right to receive shares in the absorbing company in the event of a merger shall however not prevail if the Participant has a right to have his or her RSUs re-purchased by the absorbing company for cash consideration pursuant to the terms set out in the merger plan.

10.	Partition

10.1	In the event that the general meeting, in accordance with Chapter 24 Section 17 of the Swedish Companies Act, approves – or all shareholders, in accordance with paragraph four of aforementioned provision, signs – a partition plan, whereby the Company shall be dissolved without liquidation, exercise of RSUs may not thereafter be made.

10.2	Not later than in the immediate adjacent to the Board of Directors’ resolution to convene a general meeting that shall resolve upon partition pursuant to what is stated above, or if the partition plan shall be signed by all shareholders, not later than six weeks prior to such signing, notice shall be given to Participants in respect of the intent to execute a partition of the Company. The notice shall be given by the Board of Directors in the manner set out in item 14 below. The notice shall state the principal terms of the partition plan and remind the Participant that exercise of RSUs may not be made after a final decision regarding partition has been made or a partition plan has been signed, in accordance with what is stated above.

10.1	In the event of a forthcoming partition, the Board of Directors shall use reasonable endeavors to procure that the value of the Participant’s RSUs is unaffected.

11.	Liquidation

11.1	In the event it is resolved that the Company shall enter into liquidation in accordance with Chapter 25 of the Swedish Companies Act, regardless of the grounds for such liquidation, exercise of RSUs may not thereafter be made. The right to exercise the RSUs shall also terminate if the Company is declared bankrupt. The right to exercise the RSUs shall terminate in conjunction with the resolution to liquidate the Company, regardless of whether such resolution has entered into effect (Sw. vunnit laga kraft), or in conjunction with the declaration of bankruptcy.

11.2	Not later than in the immediate adjacent to the Board of Directors’ resolution to convene a general meeting that shall resolve whether the Company shall be placed into liquidation in accordance with what is stated in item 11.1 above, notice shall be given to the Participant in respect of the intended liquidation. The notice shall be given by the Board of Directors of the Company in the manner set out in item 14 below. The notice shall state that exercise of RSUs may not be made following the adoption of a resolution by the general meeting that the Company shall enter into liquidation.

11.3	Should a liquidation be effected, all RSUs shall lapse.

12.	Discontinued merger or partition or terminated liquidation

Notwithstanding the provisions set forth in items 9.1, 10.1 and 11.1 above, stating that exercise of RSUs may not be made following the approval of a Merger, partition or resolution of entering into liquidation or declaration of bankruptcy, the right to exercise RSUs shall be re-instated in circumstances where the merger or partition, respectively, is discontinued or the liquidation or declaration of bankruptcy has been terminated.

13.	Recalculation terms

The provisions in item 8 (a)–(j) in the terms and conditions for the warrants issued to ensure the delivery of shares upon exercise of RSUs, Appendix 1, shall constitute an integral part of the T&C’s and what is stated in regards to warrants in item 8 (a)–(j) in Appendix 1 shall prevail mutatis mutandis to RSUs. Items 8 (a)–(j) in Appendix 1 inter alia states that the number of shares to which each warrant entitles may be recalculated. In case of a conflict between the terms of the T&C’s and Appendix 1, the terms of the T&C’s shall prevail.

14.	Notices

Notices to be given to a Participant pursuant to the T&C’s shall be sent via registered letter, courier or e-mail to the Participant’s address or e-mail address that is known to the Company. The notice shall be deemed received by the Participant at the earlier of

i)	the date when the Participant signs a certificate of receipt,

ii)	the date when the Participant otherwise confirms receipt, and

iii)	in case of a notice sent by registered letter, on the date occurring five days after the date when the notice was sent by the Company.

15.	Force Majeure

15.1	In respect to actions by the Company, the Company cannot be made liable for loss resulting from Swedish or foreign legislation, Swedish or foreign governmental actions, acts of war, terrorism, strikes, blockades, boycotts, lockouts or other similar circumstances. The reservation in respect to strikes, blockades, boycotts and lockouts shall apply even if the Company is itself the subject of such action.

15.2	In the event the Company, fully or partially, is prevented from taking actions due to circumstances mentioned in item 15.1 above, the actions may be postponed until the obstacle is removed. If the Company due to such circumstance is prevented from making or receiving payments, the Company or the Participant shall not be required to pay interest.

16.	Applicable law and dispute

16.1	Swedish law shall apply on the T&C’s. Any dispute shall be finally settled by arbitration in accordance with the rules for expedited arbitration of the Arbitration Institute of Stockholm Chamber Commerce. The seat of arbitration shall be Stockholm, Sweden. The language of the arbitration shall be Swedish (unless otherwise agreed by the disputing parties).

16.2	All arbitral proceedings conducted pursuant to item 16.1, all information disclosed and all documents submitted or issued by or on behalf of any of the disputing Parties or the arbitrators in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential and may not be used for any other purpose than these proceedings or the enforcement of any such decision or award nor be disclosed to any third party without the prior written consent of the party to which the information relates or, as regards to a decision or award, the prior written consent of all the other disputing parties.

17.	Authorisation by the Board of Directors

In each case these terms are referring to the Board of Directors, the Board of Directors shall be entitled to authorise one or more of the management of the Company to make any decisions or execute any action on behalf of the Board of Directors.